Exhibit 3.134

CERTIFICATE OF INCORPORATION

OF

AVIV HEALTHCARE CAPITAL CORPORATION

FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Aviv Healthcare Capital Corporation.

SECOND: The address of the Corporation’s registered office in the State of Delaware is The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 100 shares of common stock with a par value of $0.01 per share.

FIFTH: The name and mailing address of the incorporator are Lindsey A. Smith, Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-laws of the Corporation, subject to any specific limitation on such power contained in any By-laws adopted by the stockholders. Elections of directors need not be by written ballot unless the By-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended. Any repeal or modification of this Article Seventh by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Corporation shall have the power, to the maximum extent permitted by the General Corporation Law of Delaware in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

THE UNDERSIGNED, being the incorporator named above, has executed this Certificate on January 3, 2011.

/s/ Lindsey A. Smith
Lindsey A. Smith, Incorporator

-2-